EXHIBIT 10.21

AMENDMENT NUMBER ONE

TO

MERIDIAN BANCORP, INC.

2008 EQUITY INCENTIVE PLAN

WHEREAS, Meridian Bancorp, Inc. (the “Company”) maintains the Meridian Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Plan provides that stock options will expire no later than ten years after the date of grant (the “Expiration Date”) and if an option holder fails to exercise his or her stock options prior to the Expiration Date, such options may no longer be exercised; and

WHEREAS, the Company previously granted stock options on October 13, 2008 and October 27, 2009, respectively, which will expire on October 13, 2018 and October 27, 2019, respectively, unless exercised earlier; and

WHEREAS, the Company has recognized compensation expenses for previously granted stock options and the Company may realize a tax deduction upon the exercise of certain stock options; and

WHEREAS, to avoid a situation whereby in-the-money stock options may expire, the Company desires to amend the Plan to provide for the automatic exercise of in-the-money stock options on the day prior to the Expiration Date; and

WHEREAS, Section 6.1 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time, provided, however, that an amendment may not:

•	materially increase the benefits accruing to participants under the Plan;
•	materially increase the aggregate number of securities which may be issued under the Plan, or
•	materially modify the requirements for participation in the Plan,

unless such amendment is approved by the Company’s stockholders (collectively, the “NASDAQ Requirements”); and

WHEREAS, this Amendment Number One does not require stockholder approval as determined under the NASDAQ Requirements.

NOW THEREFORE, the Plan is hereby amended as follows effective as of December 1, 2017:

A new Section 7.18 is added to the Plan to read in its entirety as follows:

“Section 7.18Automatic Exercise.  In the sole discretion of the Committee exercised in accordance with Section 5.2 above, any Stock Options that are exercisable but unexercised as of the day immediately before the tenth anniversary of the date of grant may be automatically exercised, in accordance with procedures established for this purpose by the Committee, but only if the exercise price is less than the Fair Market Value of a share of Stock on such date and the automatic exercise will result in the issuance of at least one (1) whole share of Stock to the Participant after payment of the exercise price and any applicable tax withholding requirements.  Payment of the exercise price and any applicable tax withholding requirements shall be made by a net settlement of the Stock Option whereby the number of shares of Stock to be issued upon exercise are reduced by a number of shares having a Fair Market Value on the date of exercise equal to the exercise price and any applicable tax withholding.”

IN WITNESS WHEREOF, the Board has adopted this Amendment Number One on the date set forth below.

MERIDIAN BANCORP, INC.

Date:	August 15,2018	By:	/s/ Richard J. Gavegnano
Richard J. Gavegnano
Chairman of the Board, President and
Chief Executive Officer